Exhibit 3.1

AMENDMENT TO COMPOSITE BY-LAWS

OF

AMEDISYS, INC.

Incorporated under the Laws of the State of Delaware

THIS AMENDMENT TO THE COMPOSITE BY-LAWS OF AMEDISYS, INC. (this “Amendment”), is made as of April 20, 2016, by the Board of Directors (the “Board”) of Amedisys, Inc., a Delaware corporation (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Board desires to amend the Composite By-Laws of the Corporation (inclusive of amendments dated February 24, 2014) (the “By-Laws”) to increase the maximum number of directors that may serve on the Board; and

WHEREAS, Section 8.1 of the By-Laws grants the Board the power and authority to alter, amend or repeal the By-Laws.

NOW THEREFORE, for and in consideration of the foregoing premises, the Board hereby amends the By-Laws as follows:

1. Amendment. Section 3.2 of the By-Laws is deleted and replaced with the following:

SECTION 3.2 Number and Tenure. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the business and affairs of the Corporation shall be managed by the Board of Directors of not less than three nor more than 15 persons, the exact number thereof to be determined from time to time by resolution of the Board of Directors. Each director shall serve for a term expiring at the next annual meeting of stockholders and until his successor shall have been duly elected and qualified. Directors need not be stockholders.

2. No Other Amendments. The foregoing shall constitute the only amendment to the By-Laws, which shall remain in full force and effect in accordance with its terms.

3. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them as set forth in the By-Laws.

4. Approval. This Amendment was duly adopted by an affirmative vote of a majority of the Whole Board in accordance with Section 8.1 of the By-Laws.

CERTIFICATE OF SECRETARY

The undersigned does hereby certify that (a) she is the duly elected and qualified Assistant Secretary of Amedisys, Inc., a Delaware corporation, and (b) the foregoing is a true and correct copy of the Amendment to the Composite By-Laws of the Corporation, duly adopted by the Board of Directors on April 20, 2016.

/s/ Jennifer Guckert
Jennifer Guckert, Assistant Secretary